For More Information:
Joseph M. Donabauer Vice President and Controller (201) 802-7245	Lazar Partners, Ltd. Fern Lazar, President (212) 867-1762

Memory Pharmaceuticals Reports First Quarter 2005 Financial Results

MONTVALE, N.J., May 10, 2005 — Memory Pharmaceuticals Corp. (Nasdaq: MEMY), a biopharmaceutical company focused on the discovery and development of innovative drug candidates for the treatment of a broad range of central nervous system (CNS) conditions, today reported its financial results for the quarter ended March 31, 2005.

“During the quarter, we initiated two clinical trials: a safety and tolerability study in Alzheimer’s patients for MEM 1003 and a Phase I clinical trial in healthy volunteers for MEM 3454,” said Tony Scullion, President and Chief Executive Officer of Memory Pharmaceuticals. “In addition, our internal CNS discovery efforts continued to generate new development opportunities, such as the nicotinic alpha-7 receptor partial agonist MEM 63908 and a new program focused on the development of PDE10A inhibitors.”

For the three months ended March 31, 2005, the Company reported revenue of $2.4 million, comparable to the $2.4 million in revenue for the same period in 2004. Revenue for these periods relates to the two separate research collaborations with Roche, one of which is for the development of the Company’s PDE4 inhibitors and the other is for the development of the Company’s nicotinic alpha-7 receptor agonists. This revenue includes the amortization of upfront non-refundable fees and milestone payments, in addition to payments received for research and development services from Roche.

Research and development expenses for the first quarter of 2005 were $8.9 million compared to $5.8 million for the comparable period in 2004. This increase was primarily a result of increased expenses related to the clinical trials for MEM 1003 and MEM 3454. During the first quarter, the Company incurred approximately $2.2 million associated with the safety and tolerability study for MEM 1003 and approximately $0.5 million associated with the Phase I clinical trial for MEM 3454. In addition, occupancy costs were higher during the period as a result of the Company’s facility expansion, which was completed in the second quarter of 2004.

General and administrative expenses for the three months ended March 31, 2005 were $2.1 million, compared to $1.4 million for the comparable period in 2004. This reflects increased expenses related to legal, accounting and other professional services resulting from the Company’s operation as a public company following its initial public offering in April 2004. In addition, the Company incurred higher expenses during the period related to its 401(k) matching benefit to employees, which was initiated in April 2004, and an increase in legal fees relating to the maintenance and expansion of the Company’s intellectual property portfolio.

For the three months ended March 31, 2005, the Company reported a net loss of $8.4 million, compared to $4.8 million for the comparable period in 2004. Pro forma net loss per common share was $0.41 in the first quarter of 2005 compared to $0.33 for the same period in 2004. The pro forma net loss per share gives effect to the automatic conversion of all of the Company’s outstanding convertible preferred stock into 13,295,427 shares of common stock on April 8, 2004, the closing date of Memory Pharmaceuticals’ initial public offering. It excludes the accrued preferred stock dividends that were forfeited upon completion of the Company’s initial public offering.

The net loss attributable to common stockholders for the first quarter of 2005, which is equal to our net loss, was $8.4 million, or $0.41 per share. The net loss attributable to common stockholders for the first quarter of 2004, which consists of net loss, preferred stock dividends and related accretion was $6.7 million, or $5.89 per share.

At March 31, 2005, the Company had cash, cash equivalents and marketable securities of approximately $31.0 million compared to $41.1 million at December 31, 2004. This amount does not include the $2.0 million milestone Memory Pharmaceuticals received from Roche at the end of April 2005. The Company continues to believe that its existing cash, cash equivalents, and marketable securities, together with payments required to be made by Roche under the two collaboration agreements, will be sufficient to fund operating expenses, repayment of equipment notes and capital equipment requirements through the first quarter of 2006.

2005 YTD Highlights

• Continued Development of MEM 1003

In January 2005, Memory Pharmaceuticals initiated a safety and tolerability study of MEM 1003 in Alzheimer’s patients, under a U.S. Investigational New Drug application, at the Clinical Research Institute in Wichita, Kansas. The Company expects to initiate a Phase IIa trial for MEM 1003 in the third quarter of 2005.

• Advances with the Nicotinic Alpha-7 Receptor Agonist Program

•	Initiated Phase I Trial for MEM 3454. In February, the Company announced the first dosing in the Phase I trial of MEM 3454, its lead nicotinic alpha-7 receptor agonist, in healthy volunteers. The study is being conducted in Toronto, Canada under a Clinical Trial Application filed with Health Canada.

•	Milestone Payment from Roche. At the end of April, Roche elected to make a $2 million milestone payment to Memory Pharmaceuticals in order to maintain its option to obtain an exclusive license for MEM 3454. This first of three potential milestone payments was triggered by Memory Pharmaceuticals’ preclinical work on MEM 3454, which satisfied a set of criteria that was pre-defined by Roche, and the initiation of the Phase I clinical trial for MEM 3454 under Memory Pharmaceuticals’ leadership.

•	Nomination of New Drug Candidate MEM 63908. In March, Memory Pharmaceuticals announced the nomination of MEM 63908, a new drug candidate for the treatment of Alzheimer’s disease. MEM 63908, which is currently in preclinical development, has demonstrated improved learning and memory function in healthy and cognitively-aged impaired animals and has demonstrated a good safety profile in toxicology and safety studies.

• PDE4 Program Update

In April, Memory Pharmaceuticals announced that Roche had made the decision not to pursue further development of MEM 1414 and its back-up, MEM 1917, on its own and that the two companies had commenced discussions to determine the next steps for the development of these compounds. Memory Pharmaceuticals continues to work with Roche under its 2002 collaboration and the related 2004 extension agreement on other potential drug candidates for psychiatric and neurological indications.

• Addition of PDE10A Inhibitor Program

In February, Memory Pharmaceuticals announced the addition of its internal preclinical PDE10A inhibitor program to its pipeline. PDE10A is a class of phosphodiesterases that degrades cAMP and cGMP, molecules that are responsible for improving the function of many different cells in the body, including neurons. PDE10A has been shown to be present at high levels in neurons in areas of the brain that are closely associated with many neurological and psychiatric disorders such as schizophrenia and Parkinson’s disease and may therefore be useful in treating these disorders. The Company has identified two lead chemical series of compounds that have demonstrated effectiveness in the selective inhibition of PDE10A activity.

Conference Call and Webcast Information

Memory Pharmaceuticals will hold a conference call on Tuesday, May 10, 2005, at 9:00 a.m. EDT to discuss the Company’s first quarter financial results. The conference call will also be broadcast live from the “Investors” section of the Company’s website.

Tony Scullion, President and Chief Executive Officer, Dr. David Lowe, Chief Scientific Officer and Joseph Donabauer, Vice President and Controller, will host the conference call. James Sulat, the Company’s incoming President and Chief Executive Officer, will also be participating in the conference call.

Investors and other interested parties may access the call as follows:

Date:	Tuesday, May 10, 2005
Time:	9:00 a.m. EDT
Telephone (U.S.):	800-884-5695
Telephone (International):	617-786-2960
Participant Passcode:	89323243
Webcast:	http://www.memorypharma.com under the
“Investors” section

An audio replay of the conference call will be available from 11:00 a.m. EDT on Tuesday, May 10, 2005, until Tuesday, May 17, 2005. To access the replay, please dial 888-286-8010 (U.S.) or 617-801-6888 (international) and enter passcode number 65104693. An audio replay of the conference call will also be available under the “Investors” section of the Company’s website during the same period.

About Memory Pharmaceuticals

Memory Pharmaceuticals Corp., a biopharmaceutical company, is focused on developing innovative drugs for the treatment of debilitating central nervous system disorders such as Alzheimer’s disease, schizophrenia, depression, vascular dementia, mild cognitive impairment, Parkinson’s disease and memory impairments associated with aging. For additional information, please visit our website at http://www.memorypharma.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or prospects should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the risks and uncertainties associated with: conducting preclinical and clinical trials of the Company’s drug candidates that demonstrate these candidates’ safety and effectiveness; obtaining regulatory approvals to conduct clinical trials and to commercialize the Company’s drug candidates; the Company’s dependence on its collaborations with Roche and its license relationship with Bayer; the Company’s ability to enter into and maintain collaborations with third parties for its other early stage drug development programs; achieving milestones under the Company’s collaborations; obtaining additional financing to support the Company’s R&D and clinical activities and operations; the Company’s dependence on third- party preclinical or clinical research organizations, manufacturers and consultants; and protecting the intellectual property developed by or licensed to the Company. These and other risks are described in greater detail in the Company’s filings with the Securities and Exchange Commission. Memory Pharmaceuticals may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. The Company disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

MEMORY PHARMACEUTICALS CORP.
CONDENSED STATEMENTS OF OPERATIONS
(in thousands ~ except share and per share information)
(unaudited)

	Three Months Ended
	March 31,
	2005	2004
Revenue	$2,430	$2,371
Operating expenses:
Research and development	8,926	5,815
General and administrative	2,086	1,378

Total operating expenses	11,012	7,193

Loss from operations	(8,582)	(4,822)

Interest income (expense), net	135	(8)

Net loss before income taxes	(8,447)	(4,830)
Income taxes	2	2

Net loss	(8,449)	(4,832)
Less preferred stock dividends and accretion	—	1,917

Net loss attributable to common stockholders	$(8,449)	$(6,749)

Basic and diluted net loss per share of common stock	$(.41)	$(5.89)

Basic and diluted weighted average number of shares of common stock outstanding	20,689,320	1,146,307
Pro forma basic and diluted net loss per share[1]	$(0.41)	$(0.33)
Pro forma basic and diluted weighted average number of shares of common stock outstanding[1]	20,689,320	14,443,270

MEMORY PHARMACEUTICALS CORP.
CONDENSED BALANCE SHEETS
(in thousands)
(unaudited)

	March 31, 2005	December 31, 2004
ASSETS
Cash, cash equivalents and marketable securities	$30,991	$41,096
Other current assets	1,980	1,413
Restricted cash	505	505
Property and equipment, net	10,233	10,376
Other assets	—	7

Total assets	$43,709	$53,397

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities (excluding deferred revenue)	$5,884	$6,674
Equipment notes payable, less current portion	1,769	1,714
Deferred revenue	16,762	17,567

Total liabilities	24,415	25,955
Stockholders’ equity	19,294	27,442

Total liabilities and stockholders’ equity	$43,709	53,397

1 Pro forma basic and diluted net loss per share gives effect to the automatic conversion of the Company’s outstanding convertible preferred stock into 13,295,427 shares of common stock and the exercise of certain warrants into 1,536 shares of common stock as if converted at the original date of issuance. All of the Company’s outstanding preferred stock and certain warrants automatically converted into shares of common stock upon completion of the Company’s initial public offering.